Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Enovis Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	Debt Securities	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Common Stock, par value $0.001 per share	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, par value $0.001 per share	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants(3)	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Depositary Shares(4)	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Purchase Contracts	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Units(5)	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	N/A	—	—	—	—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

Omitted pursuant to General Instruction II.E of Form S-3. An indeterminate aggregate offering price or number of securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Company is deferring payment of the entire registration fee.
(3)	The warrants covered by this registration statement may be preferred share warrants or common share warrants.
(4)	Each depositary share will be issued under a deposit agreement and will be evidenced by a depositary receipt.
(5)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.